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                                                                     EXHIBIT 5.1



                            FOLEY, HOAG & ELIOT LLP
                            One Post Office Square
                       Boston, Massachusetts  02109-2170
                          Telephone:  (617) 832-1000
                          Facsimile:  (617) 832-7000
                                 Telex 940693
                              http://www.fhe.com


                                              October 7, 1997


Lightbridge, Inc.
67 South Bedford Street
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     This opinion is furnished to you in connection with Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-36801) (as so amended, the "Registration Statement") being filed on the date hereof by Lightbridge, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 1,175,223 shares (the "Shares") of its Common Stock, $.01 par value per share, in exchange for all of the outstanding capital stock of Coral Systems, Inc. The Shares do not include shares of such Common Stock to be reserved for issuance upon exercises of outstanding options and warrants of Coral Systems, Inc.

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

     (i)   the Registration Statement;

     (ii) an executed copy of the Agreement and Plan of Reorganization dated September 9, 1997 among the Company, SeeCross Acquisition Corp. and Coral Systems, Inc. (the "Reorganization Agreement");

     (iii) the Certificate of Incorporation and By-Laws of the Company, each as amended as of the date hereof; and

     (iv) copies of votes of the Board of Directors of the Company adopted on September 2, 1997.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.
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LIGHTBRIDGE, INC.
October 7, 1997
Page Two


     We express no opinion other than as to the General Corporation Law of the State of Delaware.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the provisions of the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the proxy statement/prospectus forming part of the Registration Statement.

                                            Very truly yours,

                                            FOLEY, HOAG & ELIOT LLP



                                            By  /S/ MARK L. JOHNSON
                                                -------------------
                                                A Partner